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                                                                    EXHIBIT 99.1

[UNIVERSAL ELECTRONICS LOGO]

                                        Contacts: Paul Arling (UEI) 714.820.1000
                                               Mark Belzowski (UEI) 714.820.1000
                                      Lillian Armstrong (IR Agency) 415.433.3777

                                                                     www.uei.com

       UNIVERSAL ELECTRONICS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

                 - Year-Over-Year Quarterly Sales Increased 13%

      CYPRESS, CA - July 29, 2003 - Leading wireless technology provider Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the quarter and six month period ended June 30, 2003.

      For the second quarter of fiscal 2003, Universal Electronics Inc. reported net sales of $27.7 million, compared to $24.6 million in the second quarter of 2002. Net income was $1.2 million, compared to $1.4 million in the second quarter of 2002. Earnings per diluted share for the quarter ended June 30, 2003 were $0.09, compared to $0.10 per diluted share in the prior year's quarter.

      Net sales for the six-month period ended June 30, 2003 were $54.6 million compared to $48.0 million for the first six months of 2002. Net income for the first six months of 2003 was $2.1 million, or $0.15 per diluted share compared to $2.1 million, or $0.14 per diluted share for the same period last year.

      Paul Arling, UEI's chairman and chief executive officer, stated, "During the quarter, we made solid progress in our mission to be at the center of the connected home. UEI's products are designed to assist our customers' quest for control of the living room and UEI continues to strengthen its position as the "supplier-of-choice." Our customer wins and revenue growth demonstrate our success in this endeavor. This quarter, for example, HP and BSkyB expanded their relationships with us, again selecting UEI to help them
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differentiate their next generation products. We believe our own investments made over the past two years in our core competencies and expanding technology portfolio enabled UEI to stand apart and become a stronger company, and we are built for growth as the economic environment improves."

      Mark Belzowski, UEI's chief financial officer, added, "UEI generated $2.0 million in net cash and short term cash investments during the second quarter. As of June 30, 2003, days sales outstanding improved to 81 days compared to 85 days as of the end of June 30, 2002. We continue to implement prudent financial management, and now have $45.3 million in cash and short-term cash investments on our balance sheet."

UEI'S RECENT PRODUCT HIGHLIGHTS:

- In early June, UEI was selected as a development partner and the exclusive distributor for British Sky Broadcasting Group plc (BSkyB)'s new line of Sky-branded digital accessories. The new line of products, which will total 12 at launch, will be available for the first time via retail channels in both the United Kingdom and Republic of Ireland.

- Also in June, while at the National Cable & Telecommunications Association's (NCTA's) National Show in Chicago, UEI unveiled the Kameleon C6 Universal Remote Control. The Kameleon C6 is an advanced universal remote control that helps multiple systems operators (MSOs) meet the growing needs of digital cable subscribers for simple and intuitive access to interactive applications and services such as PPV, VOD and PVR/DVR functionality.

- On June 23, HP announced that it will embed Nevo in the new HP iPAQ Pocket PC h2200 series, demonstrating the momentum Nevo has generated on the iPAQ platform since it's launch on HP's iPAQ H3900 and HP5400 series' in 2002.

- At the quarter close, UEI announced a high-end home theater controller, the One For All Kameleon 8 for the North American market. The manufacturer's suggested retail price of $99 makes the Kameleon 8 an unmatched value compared with LCD touch-screens in the market.

-     On July 7th, UEI added another segment to the connected home with the successful
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      launch of the Balboa Dolphin Remote, which UEI co-designed, developed and manufactured specifically for Balboa Instruments Inc. The water-resistant Balboa Dolphin Remote includes easy-to-use controls for six of the most commonly used household electronic components and provides long-range infrared (IR) transmission with simultaneous RF transmission to control audio and video devices.

- On July 28th, UEI announced Digeo selected UEI's proprietary technology, world-class connectivity software, and extensible multimedia protocol or XMP(TM) to enable the remote control for the Digeo Moxi(TM) Media Center.

      UEI's management team will hold a conference call today, Tuesday, July 29, 2003 at 4:30 p.m. Eastern Time to review results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through UEI's web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 8:00 p.m. Pacific Time on July 29, 2003 for 48 hours. To access, please dial 1-800-642-1687 and reservation number 1557994 and international dial-in 1-706-645-9291. The replay can also be heard at www.uei.com for twelve months.

      Any additional or updated material, non-public information that might be discussed during the call will be provided on the company's web site at www.uei.com shortly after the call and will be retained there for at least twelve months.

ABOUT UNIVERSAL ELECTRONICS INC.

Universal Electronics Inc., based in Southern California, develops, firmware, software and turnkey solutions designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company's primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry's leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products to distributors and retailers in Europe, Asia, Latin America and Australia under the One For All(R) brand name. More information about UEI can be obtained at http://www.uei.com/.
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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company's business lines to grow and expand in the manner anticipated by the company's management; the failure of the company's customers to grow and expand as anticipated by the company's management; the effects of natural or other events beyond the company's control; including the effect of factors beyond the company's control that increase the cost of manufacturing and/or delivering the company's products; the domestic and global economic environments' effect on the company and its customers; the growth of, acceptance of and the demand for the company's products and technologies in various markets and geographical regions, including the computing, cable, satellite, consumer electronics, retail and interactive TV and home automation industries, not materializing as believed by the company's management; the inability by the company to continue to maintain its operating costs at acceptable levels through its cost containment efforts; the continued strength of the company's balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2003 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company's management; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company's stock option programs may have on the company's EPS and stock price; the inability of the company to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company's press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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                           UNIVERSAL ELECTRONICS INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)



                                                                JUNE 30,         DECEMBER 31,
                                                                  2003              2002
                                                               ---------         ------------
                            ASSETS
Current assets:
  Cash and cash equivalents                                    $  45,263         $  18,064
  Short-term investments                                              --            22,500
  Accounts receivable, net                                        25,052            26,307
  Inventories                                                     20,446            16,046
  Prepaid expenses and other current assets                        1,459             1,123
  Income tax receivable                                            1,634             2,234
  Deferred income taxes                                            1,920             1,920
                                                               ---------         ---------
     Total current assets                                         95,774            88,194

Equipment, furniture and fixtures, net                             3,123             3,383
Goodwill                                                           2,961             2,961
Intangible assets, net                                             3,399             3,682
Other assets                                                         781               739
Deferred income taxes                                              1,057             1,057
                                                               ---------         ---------
     Total assets                                              $ 107,095         $ 100,016
                                                               =========         =========

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Accounts payable                                             $   9,956         $   7,795
  Accrued income taxes                                             3,052             2,407
  Accrued compensation                                             1,570             1,253
  Other accrued expenses                                           5,578             5,324
                                                               ---------         ---------
     Total current liabilities                                    20,156            16,779

Stockholders' equity:
  Common stock                                                       161               160
  Paid-in capital                                                 72,755            71,322
  Accumulated other comprehensive income (loss)                   (1,282)           (1,740)
  Retained earnings                                               32,053            29,912
  Deferred stock-based compensation                                 (105)             (147)
  Common stock held in treasury                                  (16,643)          (16,270)
                                                               ---------         ---------
     Total stockholders' equity                                   86,939            83,237
                                                               ---------         ---------
     Total liabilities and stockholders' equity                $ 107,095         $ 100,016
                                                               =========         =========

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                           UNIVERSAL ELECTRONICS INC.
                         CONSOLIDATED INCOME STATEMENTS

                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                    THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,

                                                      2003             2002             2003             2002
                                                    --------         --------         --------         --------
Net sales                                           $ 27,712         $ 24,590         $ 54,631         $ 48,001
Cost of sales                                         16,882           13,733           33,644           27,728
                                                    --------         --------         --------         --------
Gross profit                                          10,830           10,857           20,987           20,273
Research and Development                               1,177            1,089            2,340            2,159
Selling, general and administrative expenses           8,076            7,957           15,764           15,412
                                                    --------         --------         --------         --------
Operating income                                       1,577            1,811            2,883            2,702
Interest income, net                                    (193)            (155)            (295)            (272)
Other income, net                                        (51)            (192)             (66)            (223)
                                                    --------         --------         --------         --------
Income before income taxes                             1,821            2,158            3,244            3,197
Provision for income taxes                              (619)            (755)          (1,103)          (1,119)
                                                    --------         --------         --------         --------
Net income                                          $  1,202         $  1,403         $  2,141         $  2,078
                                                    --------         --------         --------         --------
Earnings per share:
     Basic                                          $   0.09         $   0.10         $   0.16         $   0.15
                                                    ========         ========         ========         ========
     Diluted                                        $   0.09         $   0.10         $   0.15         $   0.14
                                                    ========         ========         ========         ========
Shares used in computing earnings per share:
     Basic                                            13,612           13,959           13,596           13,879
                                                    ========         ========         ========         ========
     Diluted                                          13,881           14,515           13,832           14,443
                                                    ========         ========         ========         ========


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